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         October 16, 2023

       Chen Chen
       Chief Financial Officer
       ATRenew Inc.
       12th Floor, No. 6 Building, 433 Songhu Road, Shanghai
       People   s Republic of China

                                                        Re: ATRenew Inc.
                                                            Annual Report on
Form 20-F
                                                            Filed April 18,
2023
                                                            File No. 001-40486

       Dear Chen Chen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




         Sincerely,


         Division of Corporation Finance

         Office of Trade & Services
       cc:                                              Shu Du